UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2013

OFS Capital Corporation

(Exact name of Registrant as specified in its charter)

Delaware	814-00813	46-1339639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois	60008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 734-2060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 29, 2013, OFS Capital Corporation (“OFS Capital”) issued a press release announcing that it had submitted documentation to the U.S. Small Business Administration (the “SBA”) in connection with its plan to convert Tamarix Capital Partners, L.P. (the “SBIC Fund”), a small business investment company, into a wholly-owned subsidiary of OFS Capital. Currently, OFS Capital owns approximately 67.5% of the limited partnership interests of the SBIC Fund and has reached an agreement to acquire all of the remaining limited partnership interests. Third-party commitments total approximately $11 million, with less than half of those commitments presently funded. OFS Capital also intends to acquire all of the membership interests in Tamarix Capital G.P. LLC, the SBIC Fund’s general partner, as well as retain the services of the entire Tamarix investment team. Acquiring the limited partnership interests in the SBIC Fund and the membership interests in the General Partner requires SBA approval. There can be no assurance as to whether, or when, the SBA will grant this approval.

Additionally, OFS Capital has filed an application for exemptive relief with the U.S. Securities and Exchange Commission (the “SEC”) which, if granted, would provide additional flexibility by allowing OFS Capital to exclude all SBA debentures held at the SBIC Fund from its asset coverage ratio. There can be no assurance as to whether, or when, the SEC will grant the exemptive relief requested.

The text of the press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFS Capital Corporation

Date: July 29, 2013	By:	/s/ Robert S. Palmer
Chief Financial Officer